Exhibit 99.1

FOR IMMEDIATE RELEASE

ALDERWOODS GROUP REPORTS SECOND QUARTER RESULTS

CINCINNATI – July 26, 2004 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced their second quarter results, representing the 12 weeks and 24 weeks, ended June 19, 2004.

The Company reported a total net loss of $6.5 million, or $0.16 basic and diluted loss per share on revenues of $164.1 million for the second quarter of 2004, compared with net earnings of $6.9 million, or $0.17 basic and diluted earnings per share on revenues of $166.5 million, for the same quarter last year. The total net loss arose from impairment charges in the Company’s discontinued operations.

From continuing operations, the Company reported total net income of $2.6 million, or $0.07 basic and diluted earnings per share for the second quarter of 2004, compared with a net loss of $1.7 million, or $0.05 basic and diluted loss per share, for the same quarter last year.

Highlights of the second quarter from continuing operations include:

•                  Funeral services performed for the quarter declined by 1,302 or 4.6%

•                  Average revenue per funeral increased 1.8% to $4,026 from $3,955

•                  Insurance revenue increased by 28.9% to $17.7 million from $13.7 million

•                  Pre-need funeral contracts written increased 23.9% to $44.8 million from $36.2 million

•                  Total debt was reduced by $18.2 million

•                  Net interest expense declined by $3.9 million

Highlights for the 24 weeks ended June 19, 2004, from continuing operations include:

•                  Funeral services performed declined by 1,580 or 2.7%

•                  Average revenue per funeral increased 2.4% to $4,008 from $3,913

•                  Insurance revenue increased by 38.7% to $36.1 million from $26.0 million

•                  Pre-need funeral contracts written increased 13.7% to $85.7 million from $75.4 million

•                  Pre-need cemetery contracts written increased 3.9% to $39.3 million from $37.8 million

•                  Total debt was reduced by $34.8 million

•                  Net interest expense declined by $16.6 million, of which $7.2 million was a write-off of the unamortized premium on long-term debt repayment

Other highlights:

•                  In the second quarter, the Company announced an agreement to sell its Security Plan Life Insurance subsidiary for $85 million, for an expected pre-tax gain on the sale of approximately $17 million

•                  Subsequent events:

•                  Tender offer commenced for all of the Company’s 12.25% Senior Notes due 2009

•                  Optional repayments totaling $15 million on the Term Loan B

Mr. Paul Houston, President and CEO of Alderwoods Group commented, “Funeral services performed in the second quarter were clearly disappointing. While there is evidence of selected market softness, our immediate focus is on improving this performance. We have expanded our marketing programs, community outreach campaigns and our pre-need selling activities, all of which are designed to build consumer awareness within the communities where we operate. We remain confident that these initiatives will improve our performance.”

“In other areas of our business we continue to see improvements,” said Mr. Houston. “We saw an increase in the average revenue per funeral service.  We achieved sizeable growth in our pre-need funeral sales, increasing the number of contracts written by almost 24% and growing our backlog and future call base. Our Mayflower insurance business gained further momentum with a significant increase in revenues.  Although primarily due to the impact of Rose Hills beginning to use Mayflower’s insurance products, insurance revenues also benefited from the annualized impact of 2003 pre-need funeral sales.  We have also continued to focus on improving the capital structure of the Company, and last week we announced a further step towards refinancing our high-cost long-term debt. We have also made great strides in our divestiture plans, and recently announced an agreement to sell our Security Plan Life Insurance Company. There has been strong interest expressed in the remainder of our assets held for sale, and we expect the sale of these properties to be completed by the end of the year. Alderwoods Group has made good progress on many of its stated corporate objectives so far in 2004, and we believe this progress is reflected in the improvement in the financial performance of the continuing operations of our business.”

Refinancing and Debt Reduction

During the second quarter of 2004, the Company’s long-term debt was reduced by $18.2 million. As at June 19, 2004, long-term debt outstanding stood at $596.0 million, a reduction of $238.4 million since the Company emerged on January 2, 2002. At the end of the quarter, cash on hand was $48.2 million.  As a result of repayments on our long-term debt, the September 2003 and January 2004 refinancings, and the $7.2 million write-off of unamortized premium on long-term debt repayment, net interest expenses have been reduced by $16.6 million for the first 24 weeks in 2004 compared to the corresponding period in 2003.

Subsequent to the end of the quarter, the Company optionally repaid an aggregate principal amount of $15 million of the Term Loan B from cash on hand.

On July 22, 2004, the Company commenced a cash tender offer and consent solicitation for its $320.75 million outstanding 12.25% Senior Notes due in 2009. The pricing date has been set at August 5, 2004 and the offer is scheduled to expire at midnight EST, on August 18, 2004. The Company expects to finance the tender offer, which is subject to certain conditions, with net proceeds from the issuance of new senior unsecured debt securities and borrowing under the term loan portion of its senior secured credit facility in connection with an amendment thereof. As a result of this tender offer and related refinancing, the Company expects to report a charge in the third quarter. However, the combination of the tender offer and related refinancing is expected to reduce interest expense going forward.

Discontinued Operations and Assets Held for Sale

Over the previous two fiscal years, Alderwoods Group engaged in a strategic market assessment to identify operating locations that did not fit into the Company’s market or business strategies. As a result of this assessment, a significant number of properties have been identified as assets held for sale and then subsequently sold.

In the quarter, the Company closed five funeral locations, and sold one funeral and eight cemetery locations in North America. Gross proceeds of these dispositions were $0.9 million. During the 12 weeks ended June 19, 2004, the continuation of the sales process for the funeral and cemetery locations resulted in changes to the composition of various bid packages.  Although the overall expected proceeds did not change significantly, the changes in the various packages caused the Company to re-evaluate the long-lived asset impairment provision on a package by package basis.  As a result, the Company was required to record a long-lived asset impairment provision of $11.5 million within discontinued operations for the 12 weeks ended June 19, 2004, primarily because unrealized gains associated with properties in the original packages were no longer available to offset these impairment amounts. Provided that the properties are ultimately sold for estimated proceeds, accumulated unrealized gains of approximately $13 million will be included in income upon disposition.

As of June 19, 2004, the Company continues to hold for sale 59 funeral homes, 53 cemeteries and four combination properties. The Company expects these properties to be sold by the end of the year.

The Company now believes that the identification of businesses for disposal is substantially complete. As part of its ongoing operations, however, Alderwoods Group will continue to evaluate its individual assets, and will, from time to time, identify a property for disposal, while at the same time looking at opportunities to add to its business, sites which are complementary to its existing locations.

On June 17, 2004, the Company announced the signing of an agreement by its subsidiary Mayflower National Life Insurance Company to sell all of the outstanding shares of Security Plan Life Insurance Company for $85 million to Citizens Insurance Company of America. The closing of this transaction is conditional upon the parties having obtained all necessary approvals and consents from the applicable regulatory authorities. The Company currently expects the transaction to be concluded in October 2004. After payment of applicable taxes and expenses, and recapitalization of Mayflower National Life Insurance Company, Alderwoods Group expects to realize net proceeds of approximately $50 million, which it expects will be used to further reduce long-term debt. On closing, the Company expects to record a pre-tax gain on the sale of approximately $17 million.

Financial Summary 12 Weeks Ended June 19, 2004

Overview

Total net loss for the 12 weeks ended June 19, 2004 was $6.5 million compared to net income of $6.9 million for the 12 weeks ended June 14, 2003, a decrease of $13.4 million. Basic and diluted loss per share were $0.16, for the 12 weeks ended June 19, 2004. Basic and diluted earnings per share were $0.17 for the 12 weeks ended June 14, 2003.

Continuing Operations

Total revenue for the 12 weeks ended June 19, 2004, was $164.1 million compared to $166.5 million for the 12 weeks ended June 14, 2003, a decrease of $2.4 million, or 1.5%. The decrease in total revenue was the result of decreases in funeral and cemetery revenues, which were partially offset by an increase in insurance revenue.

Funeral revenue was $108.1 million, representing 65.9% of total revenue for the 12 weeks ended June 19, 2004, which was down by $3.2 million compared to $111.3 million, representing 66.9% of total revenue, for the 12 weeks ended June 14, 2003. The decrease in funeral revenue was primarily due to a decrease in funeral services performed, which was partially offset by an increase in average funeral revenue per service. For the 12 weeks ended June 19, 2004, funeral services performed were 26,846, compared to 28,148 funeral services performed in the 12 weeks ended June 14, 2003, down 4.6% compared to the corresponding period in 2003. Average funeral revenue per service was $4,026, for the 12 weeks ended June 19, 2004, a 1.8% increase per funeral service performed compared to $3,955 for the 12 weeks ended June 14, 2003.

Funeral gross margin as a percentage of revenue decreased to 21.2% for the 12 weeks ended June 19, 2004, compared to 22.0% of revenue for the 12 weeks ended June 14, 2003. The decrease in gross margin was primarily due to the decrease in funeral revenue.

Cemetery revenue for the 12 weeks ended June 19, 2004, was $38.3 million, representing 23.3% of total revenue, which was down $3.2 million, or 7.5% compared to $41.5 million, representing 24.9% of total revenue, for the 12 weeks ended June 14, 2003.  The increases in at-need service revenue during the 12 weeks ended June 19, 2003, were more than offset by a decrease in other revenue, compared to the corresponding period in 2003, because the Company recorded a one-time $3.9 million reversal of accrued perpetual care liabilities during the 12 weeks ended June 14, 2003.

Cemetery gross margin as a percentage of revenue was 13.9% of revenue for the 12 weeks ended June 19, 2004, compared to 19.2% of revenue for the 12 weeks ended June 14, 2003. The decrease in the cemetery gross margin percentage was primarily due to the revenue decrease noted above.

The Company’s insurance operations generated revenue of $17.7 million, representing 10.8% of total revenue for the 12 weeks ended June 19, 2004, compared to revenue of $13.7 million, representing 8.2% of total revenue for the 12 weeks ended June 14, 2003. Insurance revenue increased primarily due to higher premium and investment income.  Insurance premium revenue is up in 2004 primarily due to the impact of the Company’s subsidiary, Rose Hills, beginning to sell the Company’s insurance products. Insurance gross margin as a percentage of revenue decreased to 2.7% for the 12 weeks ended June 19, 2004, compared to 3.7% for the corresponding period in 2003, primarily due to the cost increase, particularly policy reserves, being at a rate higher than that of the revenue increase.

General and administrative expenses totaled $9.5 million for the 12 weeks ended June 19, 2004, representing 5.8% of total revenue, while for the corresponding period in 2003, general and administrative expenses totaled $11.9 million, or 7.2% of total revenue. During the 12 weeks ended June 19, 2004, a $0.9 million legal claim accrual was reversed, as the Company obtained approvals for insurance coverage for these costs. In addition, general and administrative expenses were reduced by $1.2 million for corporate receivable recoveries that were previously fully reserved against.

Previously, the Company designated certain parcels of surplus real estate as probable for sale, because these parcels no longer meet the Company’s future geographic and strategic objectives. During the 12 weeks ended June 19, 2004, the Company removed certain locations from discontinued operations because they were no longer going to be sold, or were going to be sold for higher proceeds as real estate.  As a result, the Company reversed $2.0 million of long-lived asset impairment provision previously recognized in discontinued operations.

For the 12 weeks ended June 19, 2004, interest expense was $14.5 million, a decrease of $3.9 million, or 21.5%, compared to the 12 weeks ended June 14, 2003, primarily due to the impact of lower effective interest rates and debt repayments made by the Company, which were partially offset by a premium of $1.1 million included in interest expense for the 12 weeks ended June 19, 2004, as a result of the repurchase of the principal amount of $9.3 million of the 12.25% Senior unsecured notes, due in 2009.

For the 12 weeks ended June 19, 2004, net income tax expense was $1.8 million, compared to $1.2 million for the 12 weeks ended June 14, 2003. The effective tax rate varied from the statutory rate due to the losses incurred in certain jurisdictions that did not offset the tax expenses in profitable jurisdictions.

Net income from continuing operations was $2.6 million, or $0.07 basic and diluted earnings per share for the 12 weeks ended June 19, 2004, compared to a net loss of $1.7 million, or $0.05 basic and diluted loss per share for the 12 weeks ended June 14, 2003 last year.

Pre-need funeral and cemetery contracts written during the 12 weeks ended June 19, 2004, totaled $44.8 million and $21.0 million, respectively. For the 12 weeks ended June 14, 2003, pre-need funeral and cemetery contracts written totaled $36.2 million and $22.0 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue and positive cash flow.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 12 weeks ended June 19, 2004, loss from discontinued operations, net of tax, was $9.1 million, or $0.23 basic and diluted loss per share, which included $1.1 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $11.5 million.

Financial Summary 24 Weeks Ended June 19, 2004

Overview

Total net loss for the 24 weeks ended June 19, 2004, was $1.6 million compared to net income of $13.6 million for the 24 weeks ended June 14, 2003, a decrease of $15.2 million. Basic and diluted loss per share were $0.04, for the 24 weeks ended June 19, 2004. Basic and diluted earnings per share were $0.34 for the 24 weeks ended June 14, 2003.

Continuing Operations

Total revenue for the 24 weeks ended June 19, 2004, was $343.2 million compared to $333.9 million for the 24 weeks ended June 14, 2003, an increase of $9.3 million, or 2.8%. The increase in total revenue was the result of the increase in insurance revenue, compared to the corresponding period in 2003.

Funeral revenue was $232.1 million, representing 67.6% of total revenue for the 24 weeks ended June 19, 2004, which was down by $0.6 million compared to $232.7 million, representing 69.7% of total revenue, for the 24 weeks ended June 14, 2003. The decrease in funeral revenue was primarily due to a decrease in funeral services performed, which was partially offset by an increase in average funeral revenue per service. For the 24 weeks ended June 19, 2004, funeral services performed were 57,893, compared to 59,473 funeral services performed in the 24 weeks ended June 14, 2003, down 2.7% compared to the corresponding period in 2003. Average funeral revenue per service was $4,008, for the 24 weeks ended June 19, 2004, a 2.4% increase per funeral service performed compared to $3,913 for the 24 weeks ended June 14, 2003.

Funeral gross margin as a percentage of revenue decreased slightly to 22.4% for the 24 weeks ended June 19, 2004, compared to 22.7% of revenue for the 24 weeks ended June 14, 2003. The decrease in gross margin was primarily due to the decrease in funeral revenue.

Cemetery revenue for the 24 weeks ended June 19, 2004, was $75.0 million, representing 21.9% of total revenue, which was down $0.2 million, or 0.2% compared to $75.2 million, representing 22.5% of total revenue, for the 24 weeks ended June 14, 2003. Increases in pre-need space and at-need service revenue during the 24 weeks ended June 19, 2003, were more than offset by a decrease in other revenue, compared to the corresponding period in 2003, because the Company recorded a one-time $3.9 million reversal of accrued perpetual care liabilities during the 24 weeks ended June 14, 2003.

Cemetery gross margin as a percentage of revenue was 13.8% of revenue for the 24 weeks ended June 19, 2004, compared to 14.7% of revenue for the 24 weeks ended June 14, 2003. The decrease in the cemetery gross margin percentage was primarily due to increases in advertising and promotion and facilities costs.

The Company’s insurance operations generated revenue of $36.1 million, representing 10.5% of total revenue for the 24 weeks ended June 19, 2004, compared to revenue of $26.0 million, representing 7.8% of total revenue for the 24 weeks ended June 14, 2003. Insurance revenue increased primarily due to higher premium and investment income. Insurance premium revenue is up in 2004 primarily due to the impact of the Company’s subsidiary, Rose Hills, beginning to sell the Company’s insurance products. Insurance gross margin as a percentage of revenue decreased to 3.8% for the 24 weeks ended June 19, 2004, compared to 4.2% for the corresponding period in 2003, primarily due to the cost increase, particularly policy reserves, being at a rate higher than that of the revenue increase.

General and administrative expenses totaled $21.2 million for the 24 weeks ended June 19, 2004, representing 6.2% of total revenue, while for the corresponding period in 2003, general and administrative expenses totaled $19.1 million, or 5.7% of total revenue. During the 24 weeks ended June 19, 2004, a $0.9 million legal claim accrual was reversed, as the Company obtained approvals for insurance coverage for these costs. In addition, general and administrative expenses were reduced by $1.2 million for corporate receivable recoveries that were previously fully reserved against. During the 24 weeks ended June 14, 2003, general and administrative expenses were reduced by $5.0 million, as a result of a legal claim settlement.

Previously, the Company designated certain parcels of surplus real estate as probable for sale, because these parcels no longer met the Company’s future geographic and strategic objectives. During the 12 weeks ended March 27, 2004, the Company determined that the carrying amounts of certain of these parcels of the surplus real estate exceeded the fair market value, less estimated costs to sell. During the 12 weeks ended June 19, 2004, the Company removed certain locations from discontinued operations because they were no longer going to be sold, or were going to be sold for higher proceeds as real estate.  As a result, the Company reversed $2.0 million of long-lived asset impairment provision previously recognized in discontinued operations. The Company has recorded a net long-lived asset impairment provision of $0.3 million for the 24 weeks ended June 19, 2004.

For the 24 weeks ended June 19, 2004, interest expense was $20.7 million, a decrease of $16.6 million, or 44.5%, compared to the 24 weeks ended June 14, 2003, primarily due to the impact of lower effective interest rates and debt repayments made by the Company. In addition, an unamortized premium of $7.2 million was credited to interest expense for the 24 weeks ended June 19, 2004, as a result of the early retirement of the 12.25% Convertible subordinated notes, due in 2012, which was partially offset by a premium of $1.1 million included in interest expense as a result of the repurchase of the principal amount of $9.3 million of the 12.25% Senior unsecured notes, due in 2009.

For the 24 weeks ended June 19, 2004, net income tax expense was $7.8 million, compared to a net income tax benefit of $7.9 million for the 24 weeks ended June 14, 2003. The income tax benefit for the 24 weeks ended June 14, 2003 was primarily due to a $9.7 million favorable settlement of a federal income tax audit. For the 24 weeks ended June 19, 2004, the effective tax rate varied from the statutory rate primarily because losses incurred in certain jurisdictions did not offset the tax expenses in profitable jurisdictions.

Net income from continuing operations was $12.4 million, or $0.31 basic and diluted earnings per share for the 24 weeks ended June 19, 2004, compared to $12.8 million, or $0.32 basic and diluted earnings per share for the 24 weeks ended June 14, 2003, last year.

Pre-need funeral and cemetery contracts written during the 24 weeks ended June 19, 2004, totaled $85.7 million and $39.3 million, respectively. For the 24 weeks ended June 14, 2003, pre-need funeral and cemetery contracts written totaled $75.4 million and $37.8 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue and positive cash flow.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 24 weeks ended June 19, 2004, loss from discontinued operations, net of tax, was $14.0 million, or $0.35 basic and diluted loss per share, which included $1.1 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $22.8 million.

Company Overview

Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America based upon total revenue and number of locations. As of June 19, 2004, the Company operated 716 funeral homes, 130 cemeteries and 61 combination funeral home and cemetery locations in the United States and Canada. Of the Company’s total locations, 59 funeral homes, 53 cemeteries and four combination funeral home and cemetery locations were held for sale as at June 19, 2004.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the period ended June 19, 2004, which will be filed with the United States Securities and Exchange Commission (SEC) on July 26, 2004, and will be available in pdf format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2004, the Company’s first, second and fourth fiscal quarters each consists of 12 weeks and the third fiscal quarter consists of 16 weeks. The fourth fiscal quarter of 2004 will end on January 1, 2005.

Forward Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the ability of the Company to obtain financing on acceptable terms necessary to consummate the tender offer with respect to its 12.25% Senior Notes due 2009, including appropriate amendments to the Company’s senior secured credit facility; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call this morning, Monday, July 26th, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.682.5077 and for Toronto participants is 416.641.6708.

Contact:	Kenneth A. Sloan		Tamara Malone
	Executive Vice President,		Manager,
	Chief Financial Officer		Media and Investor Relations
	Alderwoods Group, Inc.		Alderwoods Group, Inc.
	Tel:	416.498.2455	Tel:	416.498.2778
	Fax:	416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com		tamara.malone@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended		24 Weeks Ended
	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003

Revenue
Funeral	$108,070	$111,336	$232,053	$232,732
Cemetery	38,305	41,429	75,004	75,166
Insurance	17,705	13,735	36,110	26,026
	164,080	166,500	343,167	333,924
Costs and expenses
Funeral	85,143	86,802	180,121	179,915
Cemetery	32,969	33,475	64,657	64,142
Insurance	17,219	13,221	34,724	24,923
	135,331	133,498	279,502	268,980
	28,749	33,002	63,665	64,944

General and administrative expenses	9,559	11,924	21,257	19,147
Provision for asset impairment	(2,013)	3,493	278	3,576
Income from operations	21,203	17,585	42,130	42,221

Interest on long-term debt	14,471	18,437	20,705	37,314
Other expense (income), net	2,323	(342)	1,225	(44)
Income (loss) before income taxes	4,409	(510)	20,200	4,951
Income taxes	1,758	1,217	7,773	(7,867)
Net income (loss) from continuing operations	2,651	(1,727)	12,427	12,818
Discontinued operations
Income (loss) from discontinued operations	(7,075)	9,333	(15,111)	2,472
Income taxes	2,052	733	(1,045)	1,717
Income (loss) from discontinued operations	(9,127)	8,600	(14,066)	755
Net income (loss)	$(6,476)	$6,873	$(1,639)	$13,573

Basic and diluted earnings (loss) per Common share:
Net income (loss) from continuing operations	$0.07	$(0.05)	$0.31	$0.32
Income (loss) from discontinued operations	(0.23)	0.22	(0.35)	0.02
Net income (loss)	$(0.16)	$0.17	$(0.04)	$0.34

Basic weighted average number of shares outstanding (thousands)	39,997	39,971	39,993	39,963

Diluted weighted average number of shares outstanding (thousands)	40,892	39,971	40,784	39,963

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	June 19, 2004	January 3, 2004
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$48,206	$41,612
Receivables, net of allowances	55,068	58,742
Inventories	19,720	17,973
Other	28,334	25,474
Assets held for sale	398,865	410,654
	550,193	554,455

Pre-need funeral receivables and trust investments	362,384	354,436
Pre-need cemetery receivables and trust investments	317,240	314,529
Cemetery property	116,186	117,518
Property and equipment	535,385	557,021
Insurance invested assets	203,351	196,440
Deferred income tax assets	9,984	6,683
Goodwill	321,476	321,019
Cemetery perpetual care trust investments	233,605	—
Other assets	35,117	30,902
	$2,684,921	$2,453,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$136,860	$154,329
Current maturities of long-term debt	31,249	10,896
Liabilities associated with assets held for sale	286,740	294,763
	454,849	459,988

Long-term debt	564,790	619,956
Deferred pre-need funeral and cemetery revenue	65,777	619,083
Non-controlling interest in funeral and cemetery trusts	578,358	—
Insurance policy liabilities	190,268	172,209
Deferred income tax liabilities	22,488	21,414
Other liabilities	19,573	15,460
	1,896,103	1,908,110

Non-controlling interest in perpetual care trusts	260,482	—

Stockholders’ equity
Common stock	400	400
Capital in excess of par value	740,074	739,950
Accumulated deficit	(224,576)	(222,937)
Accumulated other comprehensive income	12,438	27,480
	528,336	544,893
	$2,684,921	$2,453,003

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (Unaudited)

Expressed in thousands of dollars

	12 Weeks Ended		24 Weeks Ended
	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003

CASH PROVIDED BY (APPLIED TO)
Operations
Net income (loss)	$(6,476)	$6,873	$(1,639)	$13,573
(Income) loss from discontinued operations, net of tax	9,127	(8,600)	14,066	(755)
Items not affecting cash
Depreciation and amortization	9,062	9,904	18,323	18,521
Amortization of debt issue costs	777	230	1,420	393
Insurance policy benefit reserves	9,076	6,250	17,587	11,575
Provision for asset impairment	(2,013)	3,493	278	3,576
(Gain) loss on disposal of business assets	138	(320)	(948)	(69)
Deferred income taxes	(619)	(330)	4,953	(330)
Other, including net changes in other non-cash balances	12,863	33,267	(18,029)	29,031
Net cash provided by continuing operations	31,935	50,767	36,011	75,515
Net cash provided by discontinued operations	7,089	8,367	8,797	12,534
	39,024	59,134	44,808	88,049

Investing
Proceeds on disposition of business assets	1,887	1,979	12,600	5,534
Purchase of property and equipment	(5,337)	(3,714)	(9,356)	(7,010)
Purchase of insurance invested assets	(12,793)	(17,514)	(36,857)	(32,429)
Proceeds on disposition and maturities of insurance invested assets	7,952	11,161	23,602	21,407
Net cash provided by continuing operations	(8,291)	(8,088)	(10,011)	(12,498)
Net cash provided by discontinued operations	265	1,670	(562)	741
	(8,026)	(6,418)	(10,573)	(11,757)

Financing
Increase in long-term debt	—	29,949	24,680	29,866
Repayment of long-term debt	(18,162)	(84,880)	(52,191)	(96,216)
Issuance of common stock	9	—	9	—
Net cash provided by continuing operations	(18,153)	(54,931)	(27,502)	(66,350)
Net cash provided by discontinued operations	(48)	(100)	(139)	(197)
	(18,201)	(55,031)	(27,641)	(66,547)

Increase (decrease) in cash and cash equivalents	12,797	(2,315)	6,594	9,745
Cash and cash equivalents, beginning of period	35,409	58,172	41,612	46,112
Cash and cash equivalents, end of period	$48,206	$55,857	$48,206	$55,857